EXHIBIT 10.2

Simply Hired Partner Terms of Service

Simply Hired, Inc. ("Simply Hired") provides the Job Listings, Job Site, the Jobs API and the Job Widgets (each as defined below, and collectively the "Services") to you ("you" or "Publisher") subject to the following Simply Hired Partner Terms of Service (the "Agreement"). By affirmatively accepting this Agreement during the Services registration process, or by otherwise accessing or using the Services or any portion thereof, you are deemed to agree to all terms, conditions, and notices contained or referenced in this Agreement. If you do not agree to all of the terms in this Agreement, you may not use the Services, and you must immediately cease using them. You and Simply Hired may hereinafter also be referred to individually as "Party" and collectively as the "Parties."

Simply Hired reserves the right, at its discretion, to update or revise this Agreement from time to time without notice to you. Please check this Agreement periodically for changes. You can review the most current version of this Agreement at any time at http://www.simplypartner.com. Your continued use of the Services following the posting of any changes to this Agreement constitutes acceptance of any such changes. In addition, when using particular services or features of the Services, you shall be subject to any policies, guidelines or rules applicable to such services which may be posted from time to time. All such guidelines or rules are hereby incorporated by reference into this Agreement.

For adequate consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

As used herein, each of the following terms shall have the meanings attributed to them as follows:

1.1. "Affiliate" means, with respect to a Party, any entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party and "control" means the direct or indirect possession of the power to direct or cause the direction of the management and policies of another entity, whether through the ownership of voting securities, by contract or otherwise.

1.2. "API Documentation" means such technical documentation applicable to the Jobs API as Simply Hired may provide to Publisher from time to time during the Term.

1.3. "Click" means any click by a User on a Job Listing, excluding Invalid Clicks.

1.4. "Confidential Information" means the following confidential or proprietary information of Simply Hired: (a) the Jobs API, and any nonpublic technology, code or information contained in the Job Listings, Job Site, API Documentation and Simply Hired Code (b) Clickthrough rates or other performance statistics relating to the Job Site or Job Listings provided to Publisher by Simply Hired (c) ZeroCost Discount Codes (d) any aggregate list of advertisers or other third parties posting jobs that may be derived from the Job Listings (e) any information designated in writing by Simply Hired as "Confidential" or an equivalent designation and (f) any other information Publisher knows or reasonably should know is considered confidential by Simply Hired.

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1.5. "Gross Revenue" means the amounts received by Simply Hired during the Term from: (a) Paid Job Listings (b) Clicks on Sponsored Job Listings displayed on the Job Site or Publisher Site(s) and (c) Clicks on Sponsored Job Listings displayed on the Simply Hired Site by Users referred by the Publisher Sites.

1.6. "Intellectual Property Rights" means any patent rights, copyright, trade secret rights, trademark rights (including rights in trade names, trade dress, service marks, URLs or other source of business identifiers), rights in industrial property and industrial designs, moral rights and all other intellectual property or proprietary rights arising under the laws of any jurisdiction worldwide, including all rights or causes of action for infringement or misappropriation of any of the foregoing, and all rights in any registrations, applications, renewals, extensions, continuations, continuationsinpart, divisions or reissues for any of the foregoing.

1.7. "Invalid Click" shall mean any click: (a) generated by "robots," "spiders," "web crawlers," or any other automated or fraudulent process, device, algorithms, or methodology (b) that occurs as a result of automatic spawning of browsers or automated redirects (c) that occurs as a result of any incentive such as cash, credits, or loyalty points (d) generated as a result of conduct intended to artificially increase or inflate the number of Clicks (e) originating from Publisher's IP addresses or computers under Publisher's control (f) originating from countries outside of the country for which Job Listings are primarily applicable (g) that is otherwise fraudulent as determined by Simply Hired in its reasonable discretion (h) on any expired or invalid Job Listing (i) on a Job Listing displayed through a Mobile Location unless Simply Hired has given prior written consent (email sufficient) to such distribution pursuant to Section 2.5 or (j) comingled with a significant number of invalid clicks described above.

1.8. "Job Site" means the web page(s), developed and hosted by Simply Hired for Publisher, that display Job Listings.

1.9. "Job Listings" means the Sponsored Job Listings, the Organic Job Listings, and the Paid Job Listings.

1.10. "Jobs API" means a set of application programming interfaces and services provided by Simply Hired via an XML feed or JSON implementation, including any updates, enhancements, revisions, substitutions, and copies thereof, that enable websites and applications to access and retrieve or receive the Job Listings made available by Simply Hired.

1.11. "Job Widgets" means the JavaScript web graphics and/or HTML code, developed by Simply Hired, that will permit Users to submit searches that will display results on the Job Site or to directly Click on targeted Job Listings.

1.12. "Mobile Location" means a mobile application or a website or online service operated by Publisher that is specifically designed for mobile users.

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1.13. "Net Revenue" means Gross Revenue less the following: (a) costs associated with the agency, commission and credit card transaction fees for the services provided under this Agreement (b) refunds, chargebacks, discounts and promotions (c) taxes and (d) uncollectible debt.

1.14. "Organic Job Listings" means free job listings hosted on the Simply Hired Site that will be provided to Publisher on the Job Site and via the Jobs API (if used by Publisher) as backfill to supplement the Paid Job Listings and the Sponsored Job Listings.

1.15. "Paid Job Listings" means the job listings that Users may purchase and post, for a flatrate fee, through a link on the Job Site or Job Widgets, which is hosted and managed by Simply Hired, and which will appear on the Publisher's Job Site for the predefined duration of time.

1.16. "Discount Codes" has the meaning set forth in Section 3.5.

1.17. "Publisher Marks" means any graphic images, trademarks, trade names, service marks or logos owned or licensed by Publisher or its Affiliates.

1.18. "Publisher Site(s)" means the website(s), application(s) or online service(s) operated by Publisher, through which Publisher is permitted, pursuant to Section 2.5, to display the Job Listings, Job Site and/or Job Widgets.

1.19. "Publisher Site Content" means any data, images, text, content, code or other copyrightable materials or other information or materials of any kind (other than any the Job Listings, Job Site, Job Widgets, Simply Hired Code and Simply Hired Marks) that are included in, provided through or used in connection with the Publisher Site(s) or provided by Publisher to Simply Hired.

1.20. "Restricted Content" means any content, code or terms that: (a) promote or are related to fraudulent, deceptive or illegal activities (illegal drugs, phishing, terrorism, criminal activities, contests, pyramid schemes or chain letters) (b) promote or are related to alcohol, tobacco, gambling or weapons (c) are related to pornographic or obscene material (d) are related to excessively graphic or explicit violence (e) are defamatory, inappropriate or profane (f) are disparaging to Simply Hired or its job listing providers (g) are discriminatory or constitute "hate speech", whether directed at an individual or a group, and whether based upon the race, sex, creed, national origin, religious affiliation, sexual orientation or language of such individual or group (h) promote or contain viruses, worms, trap doors, hidden sequences, hot keys, time bombs, corrupted files, cracks or other malicious code or materials that are intended to or may damage or render inoperable software, hardware or security measures of Simply Hired, any User, or any other third party (i) contain advertising functionality that is intrusive, deceptive or contrary to generally accepted industry standards or (j) are otherwise designated by Simply Hired as unacceptable content from time to time.

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1.21. "Simply Hired Code" means the HTML code, and any other code or software, that Simply Hired provides to Publisher to enable Publisher to display the Job Site and Job Widgets on the Publisher Site(s).

1.22. "Simply Hired Marks" means any graphic images, trademarks, trade names, service marks or logos owned or licensed by Simply Hired or its Affiliates, including without limitation SIMPLY HIRED, JOB SEARCH MADE SIMPLE, WHO DO YOU KNOW, JOBA MATIC and SIMPLY POST.

1.23. "Simply Hired Site" means the website accessible via the URL www.simplyhired.com, www.simplypartner.com and/or any new or successor URL designated by Simply Hired.

1.24. "Sponsored Job Listings" means paid job listings sold by Simply Hired to third parties that are provided to Publisher on the Job Site, within the Job Widgets and via the Jobs API (if used by Publisher).

1.25. "Term" means the period commencing on your acceptance of this Agreement pursuant to the first paragraph above and continuing until any termination of this Agreement in accordance with its terms.

1.26. "User" means a human end user that accesses the Job Listings on, or through, the Job Site or the Job Widgets.

1.27. "ZeroCost Discount Code" has the meaning set forth in Section 3.5.

2. SERVICES

2.1. Development and Hosting of Job Site and Job Widgets. Subject to its approval at its sole discretion, Simply Hired will provide online tools to develop and host the Job Site and will provide Publisher with necessary code to display the Job Site and the Job Widgets on approved Publisher Site(s). In addition, Simply Hired will provide the Job Listings to be displayed in the Job Site in accordance with the options selected by Publisher in Publisher's online account. Simply Hired will display the Job Site on the Simply Hired Site, and Publisher will have the ability to display the Job Site and Job Widgets on the Publisher Site(s) pursuant to Section 2.5.

2.2. Paid Job Listings. The Job Site will contain a functionality, hosted by Simply Hired, that will permit Users to post Paid Job Listings for a price determined by Publisher provided, however, that Publisher must establish a price per Paid Job Listing that is at least $5.00. Simply Hired will provide the services necessary to collect fees from Users for Paid Job Listings and to display Paid Job Listings on the Job Site. Simply Hired will have the right to include Paid Job Listings in its database of free job listings made available to third parties. Publisher will provide direct customer support to Users relating to Paid Job Listings, and Simply Hired will provide reasonable secondary support to Publisher.

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2.3. Jobs API. Simply Hired may make available to Publisher the API Documentation that will allow Publisher to access the Job Listings via the Jobs API. Publisher shall, at all times during the Term, cause the Publisher Site(s) to comply in all material respects with the technical requirements of the API Documentation. Access to the Job Listings via the Jobs API shall be accomplished using the security and other protocols as specified by Simply Hired in the API Documentation, which Simply Hired may change in its sole discretion from time to time. Use of the Jobs API requires Publisher to show Simply Hired attribution on every page that incorporates data returned from the Jobs API. Code for such attribution can be accessed any time within the API Documentation. In addition, Job Listings presented via the Jobs API must comply with the following requirements: (a) the URL redirecting the User to the advertiser's Job Listing or landing page and any associated access to any job apply functionality for the User shall not be impeded, obstructed or modified in any way, nor shall it be presented within an iframe and (b) no other pop ups, advertisements, or marketing solicitations of any kind shall be permitted that include requests for registration or the submission of an email address, phone number, or other personally identifiable information, other than what is required by the advertiser providing the Job Listing (i.e. not the Publisher).

2.4. Accounts. Simply Hired will establish an account for Publisher. Each Simply Hired account for use of the Job Site, Job Widgets and/or Jobs API is associated with a username and password, and all requests for data under this must reference Publisher's valid Simply Hired account. Publisher agrees to keep Publisher's Simply Hired account information confidential and not to share it with any third party (except for Publisher's Affiliates). Publisher is fully responsible for all activities that occur under Publisher's account.

2.5. Publisher Site(s). Publisher may display the Job Widgets, Job Site and/or Job Listings on any Publisher Site that is a standard website provided, however, that Publisher shall obtain Simply Hired's written consent (email sufficient) prior to displaying the Job Widgets, Job Site and/or Job Listings on any Publisher Site that is a Mobile Location. During the Term, Publisher shall notify Simply Hired of any substantial changes to the manner in which Publisher displays the Job Widgets, Job Site and/or Job Listings on any Publisher Site. The implementation of the Job Listings, Job Site, Job Widgets, or Simply Hired Marks on the Publisher Site(s) shall conform to Simply Hired's general display guidelines. Simply Hired reserves the right to withhold distribution of some or all of the Job Listings to Publisher during any period in which, in Simply Hired's sole determination, the Publisher Site(s) do not conform to Simply Hired's general display guidelines or are otherwise unacceptable to Simply Hired, and Publisher will promptly correct any nonconformity or problem identified by Simply Hired.

2.6. Maintenance Support. Simply Hired will use commercially reasonable efforts to keep the Job Site and Job Widgets operational on a continuous basis during the Term, exclusive of downtime necessary for scheduled and emergency maintenance. Simply Hired shall provide support to Publisher during the hours of 9 a.m. to 5 p.m. Pacific Time, Monday through Friday (excluding national holidays), for all issues relating to the integration and use of the Job Site and Job Widgets. Simply Hired does not provide development or implementation support under this Agreement with respect to the Jobs API. Except as otherwise expressly provided in this Agreement, Publisher is solely responsible for all development, operation, maintenance, content, and end user support relating to the Publisher Site(s). The Parties will work together to manage the volume of traffic the Publisher Site(s) direct to the Simply Hired Site.

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3. LICENSE AND RESTRICTIONS

3.1. License. Subject to the terms and conditions of this Agreement, including without limitation Section 2.5, Simply Hired hereby grants Publisher, during the Term, a worldwide, non exclusive, nonsublicensable (except as provided in Section 3.2), nontransferable (except as expressly permitted under this Agreement), revocable, royaltyfree license: (a) to insert the Simply Hired Code on pages of the Publisher Site(s) to display the Job Site and Job Widgets on the Publisher Site(s) to Users (b) in accordance with the API Documentation, to access the Job Listings through the Jobs API and to display such Job Listings on the Publisher Site(s) to Users (c) to copy and use the API Documentation internally for the sole purpose of integrating the Publisher Site(s) with the Jobs API and (d) use and distribute to third parties Discount Codes in accordance with Section 3.5. All rights not expressly granted to Publisher are reserved by Simply Hired and Simply Hired's licensors, and Publisher shall make no use of the Simply Hired Code, Job Site, Job Widgets, Job Listings, Jobs API, or API Documentation except as expressly provided herein.

3.2. Right to Sublicense to Users User Terms and Conditions. Publisher may grant a sublicense to Users to access and view Job Listings on the Job Site and on a persearch basis through Publisher Site(s) in a manner consistent with this Agreement provided, however, that Publisher shall make all access and use of the Job Listings and Job Site subject to the same written terms and conditions governing the Publisher Site(s). Such terms and conditions shall include Publisher's content providers (e.g., Simply Hired) in statements of intellectual property ownership, disclaimers of warranty and limitations of liability, and shall obtain the right from Users for Publisher and its service providers to use any content or information submitted by Users through the Publisher Site(s) in accordance with Publisher's privacy policy. Publisher will not, in any such terms and condition or license agreement applicable to the Publisher Site(s), or otherwise: (a) impose or purport to impose any obligation on Simply Hired that would be inconsistent with this Agreement or (b) make or purport to make any representation, warranty or covenant on behalf of Simply Hired or its Affiliates.

3.3. Restrictions. Except as expressly authorized in this Agreement, Publisher shall not: (a) modify, filter or truncate the Job Listings (b) rerank or modify the order of Job Listings received from Simply Hired (c) decompile, disassemble, decrypt, extract, reverse engineer or otherwise attempt to derive the source code of the Job Site or any other software underlying any service provided by Simply Hired (d) execute "bulk" downloads of the Jobs Listings or access, store, cache, aggregate or use the Job Listings for any purpose other than to display the Job Listings to Users on the Publisher Site(s) (e) disable or modify any hyperlinks contained in any Job Listings, the Job Site or the Job Widgets (f) interfere with the Jobs API (g) copy, modify, redistribute, subsyndicate, resell, lease, assign, rent, sublicense, timeshare, or prepare any derivative works from the Simply Hired Code, Job Site, Job Widgets, Job Listings, Jobs API, or API Documentation (h) use the Job Listings as a leads list or to create a customer list (i) alter, remove or destroy any attribution, proprietary markings (e.g., copyright and trademark markings) or confidential legends placed upon or contained within the Simply Hired Code, Job Site, Job Widgets, Job Listings, Jobs API, or API Documentation, or any related materials (j) incorporate the Job Site or Job Listings as the primary content in the Publisher Site(s) (k) on any page of the Publisher Site(s), utilize keyword stuffing, whether visible or invisible, comment spam, cloaking, hidden text, and/or link schemes designed to increase or optimize search engine ranking, or engage in any similar SEO strategy or technique that is blacklisted or considered abusive by any of the major search engines (l) directly or indirectly purchase SEM traffic from search engines with respect to Job Listings or the Job Site without the prior written consent of Simply Hired (m) publish or promote links to specific Job Listings (i.e., to the description page for a specific Job Listing) provided that Publisher may publish or promote links to a particular search results page on the Job Site (i.e., to a page of the Job Site that displays a list of Job Listing search results) or (n) supply or authorize any Publisher Site Content that contains Restricted Content.

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3.4. Mobile Locations. Except as otherwise approved by Simply Hired in advance in writing (email sufficient) pursuant to Section 2.5, Publisher shall not display or distribute the Job Site, Job Widgets or any Job Listing on or through any Mobile Location. In the event that Publisher's distribution to Mobile Locations is approved by Simply Hired: (a) Job Listings displayed to desktop Users may vary from Job Listings displayed to mobile Users and (b) the Revenue Share (as defined below) may also vary or not apply with respect to certain Job Listings when displayed or Clicked from a Mobile Location.

3.5. Use of Discount Codes. Simply Hired may, in its sole discretion, provide to Publisher, or allow publisher to generate through its account, alphanumeric codes that will enable Publisher or third parties to post Paid Job Listings via Publisher's Job Site at a discount off the standard flatfee rate determined by Publisher ("Discount Codes"). Pursuant to the license in Section 3.1, but subject to the restrictions set forth in this Section 3.5, Publisher will have the right to use and distribute to third parties the Discount Codes in Publisher's reasonable discretion. Publisher will not have the ability to selfgenerate any ZeroCost Discount Code (as defined below). Simply Hired may, in its sole discretion, provide a Zero Cost Discount Code to Publisher provided, however, that: (a) Publisher shall only use such ZeroCost Discount Code to submit Paid Job Listings for job positions within Publisher's own organization (b) Publisher shall not use any ZeroCost Discount Code to submit Paid Job Listings for job positions of third parties, and Publisher shall not disclose any ZeroCost Discount Code to any third party and (c) Simply Hired reserves the right to disable any ZeroCost Discount Code at any time in Simply Hired's sole discretion. In addition to the foregoing, Publisher shall not: (i) submit, or permit any third party to submit, duplicate postings of any Paid Job Listing via the same Job Site, where such duplicate postings are displayed during the same time period or (ii) charge or collect any compensation from any third party, outside of the Paid Job Listings functionality provided by Simply Hired, in return for the display of Paid Job Listings on behalf of such third party. Simply Hired tracks the use of all Discount Codes and, in the event that it determines that Publisher has willfully violated this Section 3.5 or has engaged in any similar abusive or fraudulent behavior involving the use of Discount Codes, Simply Hired will have the right, in its sole discretion, to terminate this Agreement and Publisher's account immediately upon written notice to Publisher. "Zero Cost Discount Code" means any Discount Code that, when used in conjunction with any flatrate fee for Paid Job Listings established by Publisher, would result in the ability to post a Paid Job Listing at no cost.

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4. PROPRIETARY RIGHTS

4.1. Simply Hired Property. As between Publisher and Simply Hired, Simply Hired retains all right, title and interest in and to, and Publisher obtain no rights of any kind (other than the rights and licenses expressly granted in this Agreement) in, the Simply Hired Code, Job Site, Job Widgets, Job Listings, Jobs API, API Documentation, Discount Codes, any derivative works and "look and feel" of any of the foregoing, and all associated Intellectual Property Rights (collectively, the "Simply Hired Property"). Under no circumstances shall Publisher's use or display of the Simply Hired Property in conjunction with the Publisher Site(s) or Publisher Site Content constitute or result in a derivative work, compilation or joint work, and Publisher shall not make any such claim.

4.2. Publisher Property. As between Publisher and Simply Hired, Publisher retains all right, title and interest in and to, and Simply Hired obtains no rights of any kind in, the Publisher Site(s) and Publisher Site Content, and all associated Intellectual Property Rights, subject to Simply Hired's underlying rights in the Simply Hired Property.

4.3. Aggregate Data. Each Party will own the aggregate and statistical data such Party collects regarding Publisher's use of the Simply Hired Property hereunder, provided that any such data disclosed to third parties shall contain no reference to and shall not be attributable to the other Party. For avoidance of doubt, any aggregate or statistical data that Simply Hired provides to Publisher under this Agreement shall remain the sole property and Confidential Information of Simply Hired.

4.4. Trademarks

4.4.1. Subject to the following restrictions, Simply Hired hereby grants Publisher a nonexclusive, worldwide, limited, nontransferable (except as expressly permitted under this Agreement), nonsublicensable license, during the Term, to use and reference the Simply Hired Marks solely in connection with: (i) displaying the Job Listings, Job Site and Job Widgets on the Publisher Site(s) pursuant to Section 3.1 and (ii) promotion, marketing and advertising activities related to the Publisher Site(s) provided that any such use shall be subject to the specific written prior approval of Simply Hired in each case. Publisher's use of the Simply Hired Marks shall also conform to such written policies regarding trademark and advertising usage as Simply Hired may provide to Publisher from time to time. If Simply Hired becomes aware of any use by Publisher of the Simply Hired Marks that Simply Hired deems improper in its sole discretion, Simply Hired will notify Publisher of such improper use and Publisher will promptly correct such use in a commercially reasonable manner, or cease such use if directed by Simply Hired. All use of the Simply Hired Marks shall inure solely to the benefit of Simply Hired and shall not create any rights, title or interest in Publisher in or to any of the Simply Hired Marks. Except as expressly permitted in this Agreement, Publisher shall not use or register any of the Simply Hired Marks as an Internet domain name or create a combination mark or logo using its name or marks with any Simply Hired Marks.

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4.4.2. Subject to the following restrictions, Publisher hereby grants Simply Hired a nonexclusive, worldwide, limited, nontransferable (except as expressly permitted under this Agreement), nonsublicensable license, during the Term, to reference the Publisher Marks solely in connection with Simply Hired's marketing and promotion of the Job Listings in the Publisher Site(s) provided that any such use shall either be in accordance with Section 11.2 or subject to the specific written prior approval of Publisher in each case. Simply Hired's use of the Publisher Marks shall also be in accordance with such written policies regarding trademark and advertising usage as Publisher may be provide to Simply Hired from time to time. If Publisher becomes aware of any improper use by Simply Hired of the Publisher Marks, Publisher will notify Simply Hired of such improper use and Simply Hired will promptly correct such use in a commercially reasonable manner. All use of the Publisher Marks shall inure solely to the benefit of Publisher and shall not create any rights, title or interest in Simply Hired in or to any of the Publisher Marks. Except as expressly permitted in this Agreement, Simply Hired shall not use or register any of the Publisher Marks as an Internet domain name or create a combination mark or logo using its name or marks with any Publisher Marks.

5. REVENUE SHARE AND PAYMENTS

5.1. Reports Revenue Share. Simply Hired will provide Publisher with access to an online reporting tool that shows the estimated monthly Revenue Share owed to Publisher. On a monthly basis during the Term, Simply Hired shall share with Publisher the amount of Net Revenue set forth in such online reporting (the "Revenue Share"). Notwithstanding the foregoing, Simply Hired shall have no obligation to pay any Revenue Share based on Net Revenue resulting from Invalid Clicks. Simply Hired reserves the right to withhold any Revenue Share pending Simply Hired's reasonable investigation of any of any purported Invalid Clicks. If Simply Hired is responsible for refunding revenue to a job sponsor or other advertiser because of Invalid Clicks, then Publisher will promptly refund to Simply Hired any corresponding Revenue Share paid to Publisher. In addition, if Publisher shuts down a Job Site before any Paid Job Listing has been live on such Job Site for the full posting duration of such Paid Job Listing, and if, as a consequence, Simply Hired is required to refund to the User all or part of the fee collected for such Paid Job Listing, then Publisher will promptly refund to Simply Hired any corresponding Revenue Share paid to Publisher. Simply Hired reserves the right to deduct and offset, from any Revenue Share owed to Publisher, the unpaid amount of any refund that Publisher owes to Simply Hired under this Agreement.

5.2. Payments Taxes. Within fortyfive (45) days after the end of each calendar month during the Term, Simply Hired shall pay to Publisher the Revenue Share with respect to amounts received during such calendar month. Simply Hired shall make such payments by PayPal or check, as specified by Publisher in Publisher's online payment settings. Notwithstanding the foregoing, Simply Hired will have right to carry over and not issue Revenue Share payments until: (a) the cumulative amount of the Revenue Share owed to Publisher is at least: (i) $100 if Publisher has elected to receive payments via PayPal or (ii) $500 if Publisher has elected to receive payments by check and (b) Publisher has provided all necessary registration information, including any necessary tax reporting information. To ensure proper payment, Publisher is solely responsible for providing and maintaining in Publisher's online account accurate address, contact and payment information. Publisher shall be responsible for any taxes imposed on Publisher in connection with amounts received under this Agreement.

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6. CONFIDENTIALITY, PRIVACY AND DATA SECURITY

6.1. Confidentiality Obligations. Publisher shall: (a) strictly preserve and protect the confidentiality of the Confidential Information and not disclose such Confidential Information to any third party other than its employees, subcontractors and agents who have a need to receive such Confidential Information and who are subject to nondisclosure obligations at protective as those set forth herein and (b) refrain from using the Confidential Information except as contemplated in this Agreement. Notwithstanding the foregoing, Publisher shall have no obligation with respect to information that Publisher can demonstrate: (i) is or becomes publicly available through no act or omission of Publisher (ii) is lawfully obtained from a third party without restrictions on disclosure (iii) is independently developed by Publisher without access to such information or (iv) was rightfully in possession of, or known to, Publisher without any obligation of confidentiality prior to receiving it from Simply Hired. Furthermore, Publisher may disclose the Confidential Information if Publisher becomes legally compelled to disclose such Confidential Information (whether by judicial or administrative order or applicable law, rule or regulation), provided that Publisher so compelled shall use commercially reasonable efforts to avoid such disclosure and to provide Simply Hired with prompt notice thereof. Publisher acknowledges that the unauthorized disclosure or use of the Confidential Information may cause irreparable harm to Simply Hired, which harm cannot be compensated by damages alone. Therefore, in addition to all other rights and remedies at law and in equity, Simply Hired may seek an injunction to prevent a violation of the obligations of confidentiality.

6.2. Privacy

6.2.1. General. The Parties shall each comply with all applicable privacy laws and regulations relating to the protection of personal or personally identifiable information of all third parties, and relating to commercial email marketing and unsolicited bulk email. Publisher and Simply hired shall each prominently post a privacy policy that complies with all applicable laws, regulations, and generally accepted industry standards at all times during the Term and that adequately discloses the collection and use of information contemplated under this Agreement. Simply Hired will collect and store personal information submitted by Users through the Paid Job Listings functionality on the Job Site and Job Widgets. Simply Hired may also: (i) serve a first party tracking cookie to each User viewing the Job Site and Job Widgets that tracks and stores anonymous information about such User's use of the Job Site and Job Widgets and that allows Simply Hired to retarget Job Listings when such User returns to the Job Site and Job Widgets or lands on any page of a Publisher Site displaying a Jobs Widget and (ii) include one or more thirdparty anonymous tracking pixels in the Jobs Widgets.

6.2.2. ThirdParty Job Sites Simply Hired Site. Publisher acknowledges that, when a User clicks on any Job Listing, such User will be redirected to the website of the thirdparty job advertiser (for example the employer itself, or an aggregator of job listings such as Monster.com) (each a "ThirdParty Job Site"), or to the Simply Hired Site. In the event that the User is redirected to a ThirdParty Job Site, the User will have the ability to submit job application information on or through the ThirdParty Job Site. In the event that the User is redirected to the Simply Hired Site, the User will have access to a "Simply Apply" functionality on the Simply Hired Site, through which the User may store and submit job application information to the applicable employer. In the event that a User is redirected to a ThirdParty Job Site or submits application information through the Simply Hired Site to a ThirdParty Job Site, the User will interact with products or services not operated or controlled by Simply Hired and will be subject to the privacy and data collection practices of such ThirdParty Job Site. Simply Hired shall not be responsible for the safety, quality, accuracy, reliability, integrity or legality of any privacy practices, products or services of any ThirdParty Job Site.

6.3. Data Security. Publisher shall maintain a data security program that includes physical, technical, and managerial procedures that are uptodate and generally accepted in the industry and that are effective at preventing unauthorized access to or use of the Simply Hired Code, Job Listings, and/or Jobs API.

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7. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY NOR ITS AFFILIATES OR LICENSORS MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING BY USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, AND EACH PARTY HEREBY DISCLAIMS THE SAME. SIMPLY HIRED MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE THAT: (A) THE SERVICES WILL MEET PUBLISHER'S REQUIREMENTS (B) THE SERVICES WILL BE APPROPRIATE FOR USE OUTSIDE OF THE UNITED STATES (C) THE SERVICES WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERRORFREE (D) THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICES WILL BE ACCURATE OR RELIABLE OR (E) ANY ERRORS, INACCURACIES OR OUTDATED INFORMATION IN THE SERVICES WILL BE CORRECTED. IN ADDITION, SIMPLY HIRED MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE WITH RESPECT TO THE QUANTITY OF JOB LISTINGS PROVIDED TO PUBLISHER, THE PROPORTION OF EACH TYPE OF JOB LISTING PROVIDED, OR THE AMOUNT OF REVENUE SHARE PUBLISHER MAY RECEIVE HEREUNDER.

8. INDEMNIFICATION

8.1. Publisher Indemnification. Publisher, at its own expense, will indemnify, defend and hold harmless Simply Hired, its Affiliates and their respective officers, directors, employees, representatives and agents (each a "Simply Hired Indemnitee") from and against any claim, demand, action, class action, investigation or other proceeding, including but not limited to all damages, losses, liabilities, judgments, costs and expenses (including reasonable attorneys' fees) arising therefrom, brought by any third party against a Simply Hired Indemnitee to the extent t based on, or arising out of: (a) a breach, or potential breach, of any of Publisher's obligations under this Agreement (b) any use of the Publisher Site(s) or any allegation that the Publisher Site(s), the Publisher Site Content, Publisher Marks, and/or any Paid Job Listings posted by Publisher violate any applicable law or regulation (including privacy, export control and obscenity laws) or misappropriate or infringe the rights of any person or entity, including any Intellectual Property Right or right of publicity or privacy, or otherwise contain any Restricted Content or (c) any alleged or actual fraud, gross negligence or willful misconduct of Publisher or its agents.

8.2. Indemnification Procedures. The obligations of Publisher under this Agreement to defend, indemnify and hold harmless the Simply Hired Indemnitees shall be subject to the following: (a) the Simply Hired Indemnitee shall provide Publisher with prompt notice of the claim giving rise to such obligation provided, however, that any failure or delay in giving such notice shall only relieve Publisher of its obligation to defend, indemnify and hold the Simply Hired Indemnitee harmless to the extent it reasonably demonstrates that its defense or settlement of the claim or suit was adversely affected thereby (b) Publisher shall manage the defense and negotiations for settlement of such claim or suit provided, however, that Publisher shall not settle any claim unless such settlement completely and forever releases the Simply Hired Indemnitee from all liability with respect to such claim or unless the Indemnitee consents to such settlement in writing (which consent shall not be unreasonably withheld) and (c) the Simply Hired Indemnitee shall cooperate with Publisher in the defense or settlement of any such claim or suit provided, however, that the Simply Hired Indemnitee shall be reimbursed for all reasonable outofpocket expenses incurred in providing any cooperation requested by Publisher. Subject to clause (b) above, the Simply Hired Indemnitee may participate in the defense of any claim or suit in which the Simply Hired Indemnitee is involved at its own expense.

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9. LIMITATION OF LIABILITY

NEITHER SIMPLY HIRED NOR ITS LICENSORS OR AFFILIATES SHALL BE LIABLE TO PUBLISHER OR ANY THIRD PARTY UNDER THIS AGREEMENT, IN CONTRACT OR IN TORT, OR UNDER ANY OTHER LEGAL THEORY (INCLUDING STRICT LIABILITY), FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST PROFITS OR REVENUES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF SIMPLY HIRED OR ITS AFFILIATES OR LICENSORS UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF REVENUE SHARE PAYMENTS PAYABLE TO PUBLISHER IN ACCORDANCE WITH THIS AGREEMENT AT THE TIME SUCH LIABILITY IS DETERMINED OR ESTABLISHED.

10. TERMINATION

10.1. Termination. Either Party may terminate this Agreement for convenience at any time upon written notice to the other Party. In addition, Publisher may, at any time, cease Publisher's use of the Services by: (a) ceasing to obtain the Job Listings via the Jobs API (b) removing the Simply Hired Code from the Publisher Site(s) and/or (c) sending an email to the support email address provided by Simply Hired, requesting that Simply Hired remove the Job Site hosted on the Simply Hired Site.

10.2. Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason: (a) all licenses granted hereunder will immediately terminate, and Simply Hired will cease making the Job Site, Job Widgets, Job Listings, Jobs API, and Publisher's online account available to Publisher (b) Publisher shall immediately remove from the Publisher Site(s), permanently delete all copies of, and cease all use, distribution and display of the Simply Hired Code, Job Site, Job Widgets, Job Listings, Jobs API, API Documentation and Simply Hired Marks (and any derivative works of any of them) (c) Simply Hired will cease all use of the Publisher Marks (d) Publisher will promptly either return to the other Party or destroy all copies of the Confidential Information of Simply Hired (e) all amounts that are accrued and payable as of the date of such expiration or termination shall be promptly paid (provided that Simply Hired will have no obligation to make payments for any account with a balance of less than $5) and Simply Hired will promptly terminate Publisher's online account after payment of such amounts and (f) Sections 1, 3.3, 4.1, 4.2, 4.3, 6, 7, 8, 9, 10.2 and 11 shall survive. Neither Party will be liable for exercising any termination right in accordance with this Agreement. Except as expressly provided, expiration or termination of this Agreement shall not release either Party from any liability or obligation that had already accrued as of the effective date of expiration or termination, and the expiration or termination shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages, injunctive relief, or otherwise, which a Party may have hereunder at law, in equity or otherwise or which may arise out of or in connection with such termination.

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10.3. Inactive Accounts. Simply Hired shall deem Publisher's account inactive in that event that, for a period of six (6) months or more ("Inactivity Period"): (a) such account has not accepted payments from Simply Hired (b) such account has not been logged into or (c) Publisher has failed to provide adequate payment instructions or other information requested by Simply Hired in connection with its current policies. At the end of the Inactivity Period, Simply Hired will have the right to close Publisher's inactive account without further notice to Publisher. In addition, Simply Hired will have no obligation to pay any Revenue Share accrued during the Inactivity Period unless, prior to the end of the Inactivity Period, Publisher provides proper payment instructions or other information required by Simply Hired in connection with its current policies.

10.4. Additional Remedies for Breach. In the event that Publisher materially breaches any provision of this Agreement, in addition to the termination right set forth in Section 10.1 and any other remedies available to Simply Hired, Simply Hired may suspend the ability of the Publisher Site(s) to access the Job Listings, Job Site, Job Widgets, or Jobs API, or any portion or feature of any of the foregoing.

11. MISCELLANEOUS

11.1. Compliance with Laws. Each Party shall comply with all applicable laws, rules and regulations in the performance of this Agreement.

11.2. Marketing and Publicity. Publisher shall place a link to the Job Site within the sitewide header navigational links for each Publisher Site. Simply Hired will have the right to include Publisher's name, the Publisher Site(s) and associated logo(s) (if applicable) in customer lists provided publicly in presentations, marketing materials, press releases and other parts of the Simply Hired Site. Publisher shall not use or refer to the name of Simply Hired or any trademark, service mark or logo of Simply Hired in any marketing, advertising, press release, or other public announcement without the prior written consent of Simply Hired.

11.3. Force Majeure. Neither Party shall be liable to the other for any default or delay in the performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by any cause beyond such Party's reasonable control.

11.4. Assignment. Publisher may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Simply Hired, which consent will not be unreasonably withheld. This Agreement shall be binding on, and shall inure to the benefit of, the authorized successors and assigns of the Parties. Any attempt of Publisher to assign other than in accordance with this provision shall be null and void.

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11.5. Notice. Any notice required or permitted to be given by Simply Hired under this Agreement shall be in writing and shall be delivered to the email address of Publisher provided in Publisher's online account or by means of a service notice within Publisher's account. Notices from Simply Hired shall be considered to have been given at the time they are sent. Any notice required or permitted to be given by Publisher under this Agreement shall be in writing and shall be personally delivered, sent by a reputable overnight courier service (e.g., Federal Express), or sent by first class mail (certified or registered) to the following address: Simply Hired, Inc., Atten: Legal Notices, 370 San Aleso Ave., Suite 200, Sunnyvale, CA 94085. Notices from Publisher shall be considered to have been given at the time of actual delivery in person, one (1) business day after deposit with an overnight courier service, or five (5) business days after deposit in the mail.

11.6. Independent Contractors NoPartnership NonExclusive Relationship. The Parties acknowledge that the relationship of Simply Hired and Publisher is that of independent contractors and that nothing contained in this Agreement shall be construed to place Simply Hired and Publisher in the relationship of principal and agent, master and servant, or joint venturers. In addition, notwithstanding the title of this Agreement or the URL of the Simply Hired Site, nothing contained in this Agreement shall be construed to establish a legal partnership between Simply Hired and Publisher. It is expressly understood and agreed that this Agreement does not grant Publisher an exclusive privilege to receive any or all products or services of the type described in this Agreement.

11.7. Dispute Resolution. If any dispute arises under this Agreement, each Party shall submit the dispute for resolution by a level of employee or officer with decisionmaking authority. If the dispute cannot be resolved in thirty (30) days, any Party may pursue all available remedies at law or in equity.

11.8. Choice of Law Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules. Any claims or litigation arising under this Agreement will be brought by the Parties solely in state and federal courts located in Santa Clara County, CA.

11.9. Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing Party shall be entitled to reimbursement from the other Party for its expenses and reasonable attorneys' fees associated with the action, in addition to any other relief to which such prevailing Party may be entitled.

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11.10. Entire Agreement. This Agreement embodies the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof and thereof.

11.11. Amendment Waiver. Simply Hired may amend this Agreement as provided in the first paragraph above. No amendment of any provision of this Agreement by Publisher shall be effective unless set forth in a writing signed by a representative of Simply Hired and Publisher, and then only to the extent specifically set forth therein. No course of dealing on the part of any Party, nor any failure or delay by either Party with respect to exercising any of its rights, powers or privileges under this Agreement or law shall operate as a waiver thereof. No waiver by either Party of any condition or the breach of any provision of this Agreement in any one or more instances shall be deemed a further or continuing waiver of the same or any other condition or provision.

11.12. Severability. If any term of this Agreement or part hereof not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable, it is the intention of the Parties that the remaining terms hereof or part hereof shall constitute their agreement with respect to the subject matter hereof and thereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

11.13. Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

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